Exhibit 11.1

CODE OF DEALING IN SECURITIES OF

RYANAIR HOLDINGS PLC

ADOPTED BY RESOLUTION OF THE BOARD OF DIRECTORS OF THE COMPANY
ON 14 DECEMBER 2004 AND AMENDED BY RESOLUTIONS OF THE BOARD OF
DIRECTORS OF THE COMPANY IN MARCH 2010, APRIL 2014, MAY 2016,
JANUARY 2021, SEPTEMBER 2022 AND JANUARY 2024

WITH EFFECT FROM 26 JANUARY 2024

Schedules
Schedule 1:	Definitions of “Financial Instruments” and “Ryanair Holdings Share Option Scheme”
Schedule 2:	European Commission non-exhaustive list of transactions which should trigger the notification requirement
Schedule 3:	European Commission non-exhaustive list of dealings which may be permitted during closed periods

Appendices
Appendix 1:	Designated Members of Management for Clearance under Article 4
Appendix 2:	Notifiable Transactions – PDMRs and PCAs
Appendix 3:	Securities Dealing Request Form

i

Introduction

1.	Importance of having a Code of Dealing

Ryanair Holdings plc (“Ryanair” or the “Company”) has had a code of dealing (“Code of Dealing” or the “Code”) in place since 1997. It is appropriate to periodically update this Code, and the Code is re-circulated to all Persons Discharging Managerial Responsibilities (defined in Article 1 of this Code) (“PDMRs”) and Relevant Employees (defined in Article 1 of this Code) of the Company following each periodic update. It is expected that all the recipients will study this Code carefully and familiarise themselves thoroughly with its provisions including the notes and appendices. Non-compliance with the Code could result in suspension of the listing of the securities of the Company. Non-compliance with either the Code or with the Market Abuse Regulation (the “MAR”)1 could also involve the commission of both criminal and civil offences. For these reasons, non-compliance will be viewed by the board of directors of Ryanair (the “Board”) as a very serious matter and may lead to disciplinary action being taken against the individual concerned.

The purpose of the Code is to ensure that PDMRs, Relevant Employees and Persons Closely Associated with them (“Covered Persons”) do not abuse and do not place themselves under suspicion of abusing Inside Information (defined in 2(a) of this Introduction) that they may have or be thought to have, especially in periods leading up to an announcement of results. The Code set out in this document is based on MAR. It also includes provisions which are intended to ensure compliance with U.S. securities laws and regulations of the NASDAQ Stock Market. This document also draws attention to relevant Irish statutory provisions relating to “insider dealing”.

The Code is an important part of the Company’s MAR compliance framework. The Code should be read in conjunction with the Ryanair Market Abuse Policy (together with the documents referred to therein) which sets out the Company’s MAR obligations and the steps the Company has taken and will continue to take to achieve compliance with its MAR obligations (the “Ryanair MAR Documents”).

The key “insider dealing” provisions under MAR are summarised in section 2(a) below.

The Company has a subsidiary, Ryanair DAC (“DAC”), which has debt securities (i.e. bonds) listed on Euronext Dublin and so DAC also has market abuse related obligations under EU MAR. Therefore, this Code shall also apply to DAC and references in this Policy to “the Company” and the “securities of the Company” etc. shall be deemed to be a reference to DAC where the context requires it. This Code shall be deemed to apply to any other entity within the Group and such entity’s securities which becomes subject to MAR in the future.

2.	Irish and US provisions relating to “Insider Dealing”

Insider Dealing (defined in Article 5 of this Code), either as principal or agent, is rendered a criminal offence and any person found guilty is liable on conviction, under Irish law, to imprisonment for up to a maximum of ten years and/or a fine up to a maximum of €10,000,000. Civil

1 MAR refers to the EU Market Abuse Regulation 2014/596 (“EU MAR”).

law sanctions may also apply. These very substantial penalties are intended to be a serious deterrent to any attempt at Insider Dealing.

(a)	Insider Dealing under the Market Abuse regime[2]

Under the Market Abuse regime, Inside Information is defined as information of a precise nature3 relating directly or indirectly to one or more issuers of financial instruments or to one or more financial instruments which has not been made public and which, if it were made public, would be likely to have a significant effect on the price of those financial instruments or on the price of related derivative financial instruments.4

There are a number of very limited defences to the Market Abuse offences. Engaging in buy-back programmes, own share purchases or post public offer stabilisation measures will not constitute market abuse provided the specific conditions set out in MAR are adhered to.

MAR imposes an obligation on companies to disclose Inside Information without delay, unless the conditions justifying a delay are satisfied (broadly: disclosure would prejudice legitimate interests, non-disclosure would not be likely to mislead the public and the Company can ensure the confidentiality of the information).5 Once Inside Information exists the Company must control

2 Market Abuse means insider dealing or market manipulation. In summary:

Insider dealing is committed where a person in possession of inside information (1) uses it to acquire or dispose, or to try to acquire or dispose of, for his own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates (Article 8(1) of MAR) (the use of information by cancelling or amending an order concerning a financial instrument to which the information relates where the order was placed before the person concerned possessed the inside information is also considered insider dealing); or (2) discloses inside information to any other person unless such disclosure is made in normal course of the exercise of his employment, profession or duties, or recommends another person, on the basis of inside information, to acquire or dispose of financial instruments to which the inside information relates (Article 10(1) of the Market Abuse Regulation).

Market Manipulation is extremely broadly defined and includes (1) transactions which give, or are likely to give, false or misleading signals as to the supply of, demand for, or price of financial instruments, or which secure the price of one or several financial instruments at an abnormal or artificial level, unless reasons for trade are legitimate and conform to accepted market practice; (2) transactions or orders to trade which employ fictitious devices or any other form of deception or contrivance; (3) dissemination of information through media which gives or is likely to give false or misleading signals as to financial instruments; or (4) transmitting false or misleading information or providing false or misleading inputs in relation to a benchmark where the person making the transmission or providing the input knew or ought to have known that it was false or misleading or any other behaviour which manipulates the calculation of a benchmark.

3 “information of a precise nature” is defined in Article 7(2) of MAR as information that (a) indicates: (i) a set of circumstances which exists or may reasonably be expected to come into existence, or (ii) an event which has occurred or may reasonably be expected to occur, and (b) is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event, as the case may be, on the prices of financial instruments or derivative financial instruments.

4 “information which, if it were made public, would be likely to have a significant effect on the prices of financial instruments or related derivative instruments” is defined in Article 7(4) of MAR as meaning information that a reasonable investor would be likely to use as part of the basis of the investor’s investment decisions and includes cognate expressions.

5 Article 4 of MAR provides that a company that has delayed the disclosure of inside information shall inform the competent authority (i.e. the Central Bank) that disclosure was delayed and provide a written explanation as to how the conditions for delay were met, immediately after the information is disclosed to the public.

access to that information and take effective measures to deny access to that information other than to those who need it.

The competent authority under the Irish Market Abuse regime is the Central Bank of Ireland (the “Central Bank”). The Central Bank has wide powers under the regime including a power to prosecute offences and issue directions on a wide range of matters (including the power to direct the trading of any financial instrument be suspended and a direction not to dispose of or otherwise dissipate assets). The Central Bank can also carry out assessments as to whether contraventions of MAR has occurred and can impose sanctions on foot of those assessments which range from a private or public caution or reprimand including fines against the Company (of up to €15,000,000 or 15% of total annual turnover) and/or any person in contravention (of up to €5,000,000). The Central Bank is able to conduct “dawn raids” on premises, search and inspect them for relevant records and seize any records inspected or produced.

Under the Irish Companies Act 2014 a person who commits the offence of “Market Abuse” is potentially liable to criminal sanction – if convicted on indictment he can be fined up to €10 million or be imprisoned for 10 years, or both. Civil liability provisions include a liability to compensate other parties for any loss incurred by these parties and to account for any profits made.

(b)	Inside Dealing under the US Securities Exchange Act of 1934

In addition, Section 10(b) and Rule 10b-5 under the U.S. Securities Exchange Act of 1934 generally make it unlawful for any person to make any untrue statement of a material fact or omit to state a material fact in connection with the purchase or sale of securities. Dealings in a company’s securities by company personnel (directly or indirectly) or a significant shareholder of the Company at a time that any such person is in possession of material non-public information, or the disclosure of such information to third parties (including, but not limited to, family members and securities analysts) who subsequently trade on it, is likely to be deemed a violation of these rules. Persons engaging in such insider dealings are potentially liable for damages to counterparties, as well as contemporaneous traders in the subject security. They may also be subject to civil penalties of up to three times the profit gained or loss avoided in the insider dealing transaction, and criminal penalties for the wilful violation of the U.S. securities laws.

3.	Limitations of the Code

The Code is intended to be a detailed guide to the obligations of Covered Persons relating to transactions in certain securities of the Company. However, it is not a substitute for appropriate

6 Defined similarly to the offence under MAR.

legal advice. Such advice should be sought in every case where there is the slightest doubt as to whether a particular transaction complies fully with the obligations imposed on Covered Persons under the Code, or under applicable law. Covered Persons must ensure that they are fully aware of all the provisions of MAR and the Ryanair MAR Documents.

THE CODE OF DEALING

Article 1: Covered Persons

In this Code, the term “Covered Persons” is used to describe, together, PDMRs, Relevant Employees and Persons Closely Associated with PDMRs and Relevant Employees.

A PDMR is defined in MAR Article 3(25), and for the purposes of this Code is a member of the administrative, management or supervisory bodies of the Company (in the case of Ryanair, all members of its Board), or a senior executive who is not a member of the Board, having regular access to Inside Information relating directly or indirectly to the Company and having the power to make managerial decisions affecting the future developments and prospects of the Company. PDMRs must comply with the terms of this Code as though they were Directors.

The term “Persons Closely Associated” is defined in Article 2 of this Code.

The concept of “Relevant Employee” continues to be used in this Code insofar as such persons must comply with all of the terms of this Code. A Relevant Employee is an employee of the Company who has been notified, in writing, by the Group CFO or his designated deputy that they are considered to be a Relevant Employee for the purposes of the Code. The Group CFO or his designated deputy maintains a list of such employees. Such list may be updated from time to time.

Article 2: Persons Closely Associated

For the purposes of this Code, a person is a Person Closely Associated with a PDMR or Relevant Employee if he/she is:

(a)	a spouse, or a partner considered to be equivalent to a spouse in accordance with national law (i.e. a civil partner);
(b)	a dependent child, in accordance with national law;
(c)	a relative who has shared the same household as that person for at least one year on the date of the transaction concerned; or
(d)

a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR or Relevant Employee within the Company or by a person referred to in (a), (b) or (c) above, that is directly or indirectly controlled by, is set up for the benefit of, or the economic interests of which are substantially equivalent to, those of such a person.

Article 3: Notification of dealing

Covered Persons must notify the Company and, in the case of PDMRs and Persons Closely Associated with them only, the Central Bank of every transaction conducted on their own account relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments (defined in Schedule 1 of this Code) linked to them.

Notifications to the Company are to be made promptly and no later than one business day after the date of the transaction. Notifications to the Company shall be sent by secure email to the persons designated in Article 4, from whom clearance must also be obtained. PDMRs and Persons Closely Associated with them are required to use the notification template set out in Appendix 2 to this Code.

Notifications to the Central Bank are to be made promptly and no later than three business days after the date of the transaction. Notifications to the Central Bank shall be sent through the Central Bank Portal (the Company Secretary can assist the PDMRs and PCAs with these notifications). The Company will also make the requisite market announcement in relation to the transaction.

The types of transactions that must be notified include:

(a)	the pledging or lending of Financial Instruments;
(b)

transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of PDMR, Relevant Employee or a Person Closely Associated with either a PDMR or Relevant Employee, including where discretion is exercised;

(c)	transactions made under a life insurance policy.

For the purposes of point (a), a pledge, or a similar security interest, of Financial Instruments in connection with the depositing of the Financial Instruments in a custody account does not need to be notified, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility.

For the purpose of point (c), the obligation to notify is not incumbent on the insurance company.

The European Commission has prescribed a non-exhaustive list of the types of transactions triggering the requirement to notify, in addition to those listed in (a) to (c) above.7 This list is set out in Schedule 2 of this Code.

The obligation to notify under this Article 3 shall apply to any transaction once a total amount of €5,000 has been reached for total transactions within a calendar year. The threshold of €5,000 shall be calculated by adding without netting all relevant transactions.8

A notification pursuant to this Article 3 shall contain the following information:

(a)	the name of the PDMR, Relevant Employee or Person Closely Associated with either the PDMR or Relevant Employee;
(b)	the reason for responsibility to notify;
(c)	the name of the Company;
(d)	a description and the identifier of the Financial Instrument;

7 Commission Delegated Regulation (EU) 2016/522 of 17th December 2015.

8 The European Securities and Markets Authority (“ESMA”) published technical standards in September 2015 in which it indicated that the single transaction that leads to reaching and crossing the threshold amount of €5,000 should be reported as well as any subsequent transactions.

(e)

the nature of the transaction (for example acquisition or disposal) indicating whether it is linked to the exercise of the Ryanair Holdings Share Option Scheme (as defined in Schedule 1) or to the examples set out above (pledging or lending of Financial Instruments, etc.);

(f)	the date and place of the transaction;
(g)	the price and volume of the transaction; and
(h)	in the case of a pledge whose terms provide for its value to change, this should be disclosed together with its value at the date of the pledge.[9]

PDMRs and Relevant Employees shall notify in writing Persons Closely Associated with them of their obligations under this Article 3 and shall keep a record of such notification.

Covered Persons should ensure that any investment manager acting on their behalf (whether discretionary or not) notifies them of any notifiable transactions conducted on their behalf so that they can notify the Company in writing within the above time limits.

Additional disclosure obligations arise under the Irish Companies Act 2014 for Directors and their connected persons if they are interested in 1% or more of the Company’s issued share capital. Under Section 13(d) of the U.S. Securities Exchange Act of 1934, any person who indirectly or directly becomes the beneficial owner of more than 5% of an issuer's registered equity securities must file with the SEC a Schedule 13D within 10 days after the acquisition.

If a Covered Person is unsure as to whether or not a particular transaction is a notifiable transaction, they should consult the Company Secretary.

Article 4: Clearance to deal to be obtained

A Covered Person must not conduct any transaction on their own account relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to them without obtaining clearance to do so in advance, in accordance with this Article 4.

A Director (other than the Chairman and Group Chief Executive Officer) or the Company Secretary must not conduct any transaction on their own account relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to them without advising the Chairman or one or more other Directors designated for this purpose (being the Group Chief Executive Officer and members of the Remuneration Committee) in advance and receiving clearance.

In his own case, the Chairman must not conduct any transaction on his own account relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to them without first notifying the Group Chief Executive Officer (or a Director designated for this purpose) and receiving clearance to deal from him or, if the Group Chief Executive Officer is not present, without first notifying the Senior Independent Director or a committee of the Board or other officer of the Company nominated

9 In its technical standards ESMA indicated that it is not expected that a separate notification is sent for each individual transaction. A PDMR or Personal Closely Associated with them is permitted to send a single notification listing and detailing multiple transactions carried out within the three business day reporting window. Such notification must still report each and every individual transaction during the relevant period.

for that purpose by the Group Chief Executive Officer and receiving clearance to deal from that Director, committee or officer.

In his own case, the Group Chief Executive Officer must not conduct any transaction on his own account relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to them without first notifying the Chairman (or a director designated for this purpose) and receiving clearance to deal from him or, if the Chairman is not present, without first notifying the Senior Independent Director or a committee of the Board or other officer of the Company nominated for that purpose by the Chairman and receiving clearance to deal from that Director, committee or officer.

Covered Persons, who are not Directors, must not conduct any transaction on their own account relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to them without advising the Company Secretary or those members of management designated for this purpose (whose names are set out in Appendix 1 to this Code) in advance using the template clearance request form and receiving clearance.

The obligation to obtain clearance under this Article 4 shall apply to any transaction once a total amount of

€5,000 has been reached for total transactions within a calendar year. The threshold of €5,000 shall be calculated by adding without netting all relevant transactions.

The template clearance request form is set out in Appendix 3 to this Code.

Article 5: No dealing except in Window Periods

Pursuant to Market Abuse Regulation Article 19(11), a PDMR must not conduct any transaction on its own account or for the account of a third party, directly or indirectly relating to the shares or debt instruments of a listed company or to derivatives or other Financial Instruments linked to that company during a “closed period” of 30 calendar days prior to the announcement of that company’s interim or year-end results.

As a result of Ryanair’s listing on the NASDAQ, the Company has adopted the more onerous U.S. practice of prescribing that any transaction of the type described in the above paragraph, and conducted by Covered Persons, may only take place during “window periods” tied to the announcement by the Company of its quarterly and annual results. Consequently, Covered Persons may only conduct transactions of the type described above during the period beginning 24 hours after the release by the Company of its quarterly results and its annual results and ending (i) 45 days later or (ii) if earlier, the end of the next quarterly accounting period (i.e., 31 March, 30 June, 30 September and 31 December as appropriate), (“Window Periods”).

Any period other than a Window Period is referred to in this Code as a “Closed Period” for the purposes of this Code. A Covered Person may not conduct a transaction on its own account or for the account of a third party, directly or indirectly relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to the Company during a Closed Period.

Article 6: No dealing in other circumstances

A Covered Person who possesses Inside Information is prohibited from using that information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, Financial Instruments to which that information relates (“Insider Dealing”) and for the avoidance of doubt, will not be given clearance to conduct a transaction on its own account or for the account of a third party, directly or indirectly relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to the Company.10

The use of Inside Information by cancelling or amending an order concerning a Financial Instrument to which the information relates where the order was placed before the person concerned possessed the Inside Information, shall also be regarded as Insider Dealing.

Recommending that another person engage in Insider Dealing or inducing another person to engage in Insider Dealing and the unlawful disclosure of Insider Information are also prohibited.11

Article 7: Dealing in another company’s securities

Covered Persons must not conduct transactions on their own account in the shares or debt instruments of any other company or in the derivatives or other Financial Instruments linked thereto at any time when they are in possession of Inside Information material to that other company, by virtue of their position as a Director or as an employee of the Company or any subsidiary undertaking or parent undertaking of the Company, in relation to those shares, etc.

Article 8: Written record

A written record must be maintained by the Company of the receipt of any request for clearance received from a Covered Person pursuant to Article 4 of this Code and of any clearance given. Written confirmation from the Company that such request and clearance, if any, have been recorded must be given to the Covered Person concerned.

Article 9: Dealing in exceptional circumstances

In exceptional circumstances, where a PDMR or Relevant Employee can demonstrate that the particular transaction cannot be executed at a moment in time other than during the Closed Period, it is the only reasonable course of action available to the PDMR or Relevant Employee, and where the PDMR or Relevant Employee is not in possession of Inside Information, clearance may be given for a PDMR or Relevant Employee to trade on its own account during a Closed Period. Clearance may not, however, be given if the person responsible for giving clearance is aware of any other reason why the PDMR or Relevant Employee would be prohibited from trading on its own account by this Code.

An example of the type of circumstance which may be considered exceptional for these purposes would be if the PDMR or Relevant Employee is in severe financial difficulty which requires the immediate sale of shares i.e. he has a pressing financial commitment that cannot otherwise be satisfied. A liability of such a person to pay tax would not normally constitute severe financial difficulty unless the person has no other

10 Under MAR, a person who deals while in possession of Insider Information will be presumed to have used that information.

11 Any person in possession of Inside Information cannot disclose Inside Information to any other person unless such disclosure is made in the normal course of the exercise of the first mentioned person’s employment, profession or duties and cannot recommend or induce another person, on the basis of Inside Information, to acquire or dispose of Financial Instruments to which the information relates.

Dealings in securities of the Company or any other company while in possession of “material” information that has not been made public would also constitute a violation of U.S. securities laws. See paragraph 2(b) of the Introduction. While the term “material” is not defined in Section 10(b) or the accompanying rules and regulations, information is likely to be deemed “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, sell or hold a security, or where there is a substantial likelihood that the information if made public would result in a significant change in the price of the security.

means of satisfying the liability. A circumstance would be considered exceptional if the person in question is required by a court order to transfer or sell shares or there is some other overriding legal requirement for him to do so.

Transactions under the Ryanair Holdings Share Option Scheme or where the beneficial interest in the relevant security does not change may also be permitted during a Closed Period. The European Commission has prescribed a non-exhaustive list of dealings which may be permitted by companies during closed periods,12 which list is included in Schedule 3 of this Code.

The determination of whether circumstances are exceptional for this purpose must be made by the person responsible for the clearance. Euronext or the Central Bank, as applicable, should be consulted by the Company at an early stage regarding any application by a PDMR or Relevant Employee to deal in exceptional circumstances.

Article 10: Public disclosure of notifications of PDMRs and Persons Closely Associated with them

The Company must ensure that information which is notified by PDMRs or Persons Closely Associated with them in accordance with Article 3 is made public promptly (via its website or other such medium) and no later than two business days after receipt of the notification from the PDMR or Person Closely Associated with them.

Article 11: Other prohibited transactions

A PDMR and Relevant Employee should also observe the following rules:

(a)

the personal dealings of the PDMR or Relevant Employee in the shares or debt instruments of the Company (or any other company) or in the derivatives or other Financial Instruments linked to such shares or debt instruments must not conflict or interfere with the performance of the duties of that PDMR or Relevant Employee towards the Company; and

(b)

when effecting investment transactions, a PDMR or Relevant Employee must abide by the rules of the relevant stock exchange, and any other rules pertaining to the transaction and must also comply with the terms of issue of new securities, if appropriate.

Article 12: Covered Person acting as a trustee

Where a Covered Person is a sole trustee (other than a bare trustee), the provisions of this Code will apply, as if he was trading on his own account. Where a Covered Person is a co-trustee (other than a bare trustee), he must advise his co-trustees that he is a Covered Person for the purposes of this Code. If he is not a beneficiary, a transaction in the Company’s shares, or debt instruments or the Company or in the derivatives or other Financial Instruments undertaken by that trust will not be regarded as a transaction to be notified by the Covered Person for the purposes of this Code, where the decision to deal is taken by the other trustees acting independently of the Covered Person or by investment managers on behalf of the trustees. The other trustees or the investment managers will be assumed to have acted independently of the Covered Person for this purpose where they:

12 Commission Delegated Regulation (EU) 2016/522 of 17th December 2015.

(a)	have taken the decision to deal without consultation with, or other involvement or influence of, the Covered Person concerned; or
(b)	if they have delegated the decision-making to a committee of which the Covered Person is not a member.

Article 13: List of transactions conducted on own account

A list of PDMRs, Relevant Employees and Persons Closely Associated with them shall be maintained by the Company on an ongoing basis. A list of transactions conducted by PDMRs, Relevant Employees and Persons Closely Associated with them on their own account relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to them since the date of the previous list should be circulated to members of the Board with the Board papers for each Board meeting where such Dealings are:

(a)	by or on behalf of a Director;
(b)	by Persons Closely Associated with a Director; or
(c)	by investment managers on behalf of either a Director or Persons Closely Associated with a Director.

Article 14: Transactions which may not be conducted during a Closed Period

For the avoidance of doubt, the concept of “dealing” is very wide and the following examples of transactions are considered to be covered by this Code, and shall only be conducted having obtained clearance from the Company in accordance with Article 4 of this Code (and not during a Closed Period):

(a)	undertakings or elections to take up entitlements under a rights issue or other offer (including an offer of shares in lieu of a cash dividend);
(b)	the take up of entitlements under a rights issue or other offer (including an offer of shares in lieu of a cash dividend);
(c)	allowing entitlements to lapse under a rights issue or other offer (including an offer of shares in lieu of a cash dividend);
(d)	the sale of sufficient entitlement nil-paid to allow take up of the balance of any entitlements under a rights issue;
(e)	undertakings to accept, or the acceptance of, a takeover offer;
(f)	a dealing by a Covered Person with his spouse, child or step-child (as defined in section 2 of the Companies Act, 2014, and therefore a child includes a step-child and adopted child);
(g)	transfers of shares arising out of the operation of an employees’ share scheme into a saving scheme investing only in securities of the Company following:
(i)	exercise of an option under a savings related share option scheme; or
(ii)	release of shares from a profit sharing scheme;

(h)

with the exception of a disposal of securities received by Covered Person as a participant, dealings in connection with a Revenue Commissioners approved employee share scheme, or any other employees’ share scheme under which participation is extended, on similar terms to those contained in a Revenue Commissioners approved employee share scheme, to all or most employees of the participating companies in that scheme;

(i)	transfers of shares already held by means of a matched sale and purchase into a saving scheme or into a pension scheme in which the relevant Covered Person is a participant or beneficiary;
(j)	the cancellation or surrender of an option under an employees’ share scheme;
(k)

a dealing by a Covered Person in a scheme or arrangement where the assets of the scheme (other than a scheme investing only in the securities of the Company) or arrangement are invested at the discretion of a third party; and

(l)	bona fide gifts to a Covered Person by a third party; and
(m)	entering into, amending or cancelling a trading plan or an investment programme under which securities of the Company may be purchased or sold.

If at any time a Covered Person is in any doubt as to whether or not they require clearance to take any action, which may constitute a dealing directly or indirectly relating to the shares or debt instruments of the Company or to derivatives or other Financial Instruments linked to the Company, they should contact the Company Secretary before taking any further action.

Schedule 1

Definitions of “Financial Instruments” and “Ryanair Holdings Share Option Scheme”

“Financial Instruments”	any one of the following:

(a)transferable securities;

(b)money-market instruments;

(c)units in collective investment undertakings;

(d)

options, futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields, emission allowances or other derivatives instruments, financial indices or financial measures which may be settled physically or in cash;

(e)

options, futures, swaps, forwards and any other derivative contracts relating to commodities that must be settled in cash or may be settled in cash at the option of one of the parties other than by reason of default or other termination event;

(f)

options, futures, swaps, and any other derivative contract relating to commodities that can be physically settled provided that they are traded on a regulated market, a multilateral trading facility (“MTF”), or an organised trading facility (“OTF”), except for wholesale energy products traded on an OTF that must be physically settled;

(g)

options, futures, swaps, forwards and any other derivative contracts relating to commodities, that can be physically settled not otherwise mentioned in paragraph above and not being for commercial purposes, which have the characteristics of other derivative financial instruments;

(h) derivative instruments for the transfer of credit risk;

(i) financial contracts for differences;

(j)

options, futures, swaps, forward rate agreements and any other derivative contracts relating to climatic variables, freight rates or inflation rates or other official economic statistics that must be settled in cash or may be settled in cash at the option of one of the parties other than by reason of default or other termination event, as well as any other derivative contracts relating to assets, rights, obligations, indices and measures not otherwise mentioned in this Section, which have the characteristics of other derivative financial instruments, having regard to whether, inter alia, they are traded on a regulated market, a multilateral trading facility (“MTF”), or an organised trading facility (“OTF”); and

(k) emission allowances consisting of any units recognised for compliance with the requirements of Directive 2003/87/EC (Emissions Trading Scheme).

“Ryanair Holdings Share Option Scheme”

The Ryanair Holdings plc Share Option Plan of 2013, the Ryanair Holdings plc Long-Term Incentive Plan of 2019 and any other employee share option scheme or long-term incentive plan adopted by the Company from time to time.

Schedule 2

Non-exhaustive list of transactions which should trigger the notification requirement

(Commission Delegated Regulation (EU) 2016/522 of 17 December 2015)

Notified transactions should include:

(a)	the acquisition, disposal, short sale, subscription or exchange;
(b)

the acceptance or exercise of a stock option, including of a stock option granted to PDMRs as part of their remuneration package, and the disposal of shares stemming from the exercise of a stock option;

(c)	entering into or exercise of equity swaps;
(d)	transactions in or related to derivatives, including cash-settled transaction;
(e)	entering into a contract for difference on a financial instrument of the concerned issuer or on emission allowances or auction products based thereon;
(f)	the acquisition, disposal or exercise of rights, including put and call options, and warrants;
(g)	the subscription to a capital increase or debt instrument issuance;
(h)	transactions in derivatives and financial instruments linked to a debt instrument of the concerned issuer, including credit default swaps;
(i)	conditional transactions upon the occurrence of the conditions and actual execution of the transactions;
(j)	automatic or non-automatic conversion of a financial instrument intoanother financial instrument, including the exchange of convertible bonds to shares;
(k)	gifts and donations made or received, and inheritance received;
(l)	transactions executed in index-related products, baskets and derivatives, insofar as required by Article 19 of Regulation (EU) No 596/2014;
(m)

transactions executed in shares or units of investment funds, including alternative investment funds (AIFs) referred to in Article 1 of Directive 2011/61/EU, insofar as required by Article 19 of Regulation (EU) No 596/2014;

(n)

transactions executed by manager of an AIF in which the person discharging managerial responsibilities or a person closely associated with such a person has invested, insofar as required by Article 19 of Regulation (EU) No 596/2014;

(o)

transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a person discharging managerial responsibilities or a person closely associated with such a person;

(p)	borrowing or lending of shares or debt instruments of the issuer or derivatives or other financial instruments linked thereto.

In addition MAR provides that the following transactions by PDMRs and/or Persons Closely Associated with a PDMR shall be notifiable to the Company and the Central Bank:

(a)

the pledging or lending of financial instruments by a PDMR or a Persons Closely Associated with a PDMR. A pledge or similar security interest, of financial instruments in connection with the depositing of the financial instruments in a custody account does not need to be notified, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility;

(b)

transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a PDMR or a Person Closely Associated with a PDMR, including where discretion is exercised; and

(c)

transactions made under a life insurance policy, where the policyholder is a PDMR or a Person Closely Associated with a PDMR and they bear the investment risk and have the power or discretion to make investment decisions in relation to the policy. No notification obligation is imposed on the insurance company.

Schedule 3

Non-exhaustive list of dealings which may be permitted during closed periods (Commission Delegated Regulation (EU) 2016/522 of 17 December 2015)

1.	Award or grant of financial instruments under an employee scheme to a person discharging managerial responsibilities when:
(a)	The employee scheme and its terms have been previously approved by the relevant instances of the company in accordance with national law;
(b)	The terms of the employee scheme specify:
(i)	the timing of the award or the grant;
(ii)	the amount of financial instruments awarded or granted, or the basis on which such an amount is calculated and given that no discretion can be exercised;
(iii)	the persons entitled to the award or grant include PDMRs who should not have any discretion as to the acceptance of the awarded/granted financial instruments.
2.

Award of financial instruments under an employee scheme to a person discharging managerial responsibilities taking place in the closed period where a pre-planned and organised approach is followed regarding the conditions, the periodicity, the time of the award, the group of entitled persons to whom the financial instruments are granted and the amount of financial instruments to be awarded, the award or grant of financial instruments takes place under a defined framework under which any inside information that may exist cannot influence the award or grant of financial instruments.

3.

Exercise of options or warrants and conversion of convertible bonds assigned under an employee scheme when the expiration date of such options, warrants or convertible bonds falls within a closed period, as well as sales of the shares acquired pursuant to such exercise or conversion provided that all of the following conditions are met:

(a)	the person discharging managerial responsibilities notifies the company of his choice to exercise or convert at least 4 months before the expiration date; and
(b)	the decision of the person discharging managerial responsibilities is irrevocable; and
(c)	the person discharging managerial responsibilities has received the authorisation from the company prior to proceeding.
4.	Purchases of the company’s financial instruments under an employee saving scheme provided that all of the following conditions are met:
(a)

the person discharging managerial responsibilities has entered into the scheme before the closed period, except when he cannot enter into the scheme at another time due to the date of commencement of employment; and

(b)	the person discharging managerial responsibilities does not alter the conditions of his participation into the scheme or cancel his participation into the scheme during the closed period; and
(c)

the purchase operations are clearly organised under the scheme terms and the person discharging managerial responsibilities has no right or legal possibility to alter them during the closed period or are planned under the scheme to intervene at a fixed date which falls in the closed period.

5.

Transfer or receipt, directly or indirectly, of financial instruments provided that the financial instruments are transferred between two accounts held by the person discharging managerial responsibilities and that such transfer does not result in a change in their price.

6.

Acquisition of qualification shares of the company when the final date for such an acquisition, under the company’s statute or by-law, falls during the closed period and provided that the person discharging managerial responsibilities submits evidence to the company of the reasons for the acquisition not taking place at another time, and the company is satisfied with the provided explanation.

Appendix 1

Designated Members of Management for Clearance under Article 4

Title	Name
Group Chief Executive Officer	Michael O’Leary
Group Chief Financial Officer	Neil Sorahan
Company Secretary	Juliusz Komorek

Appendix 2

Notifiable Transaction: PDMRs and PCAs

Ryanair Holdings plc

(the “Company”)

Addressee: [Insert Name of Addressee]

Position: [Insert Position of Addressee]

If you require any assistance in completing this form, please contact the Company Secretary.

1	Details of the PDMRs/person closely associated
a)	Name	[Include first name(s) and last name(s).] [If the PCA is a legal person, state its full name including legal form as provided for in the register where it is incorporated, if applicable.]
b)	Position/status	[For PDMRs, state job title eg CEO, Chair, Director] [For PCAs, state that the notification concerns a PCA and the name of the relevant PDMR]
c)	Initial notification /Amendment	[Please indicate if this is an initial notification or an amendment to a prior notification. If this is an amendment, please explain the previous error which this amendment has corrected.]
2	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	[State the nature of the instrument e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
b)	Nature of the transaction (e.g. exercise of options/ acquisition/disposal)

[Description of the transaction type e.g. acquisition, disposal, subscription, contract for difference, etc.]

[Please indicate whether the transaction is linked to the exercise of a share option programme.]

[If the transaction was conducted pursuant to an

Investment Programme or a Trading Plan, please indicate that fact and provide the date on which the relevant Investment Programme or Trading Plan was entered into.]

c)	Price(s) and volume(s)	Price(s)	Volume(s)

[Where more than one transaction of the same nature (purchase, disposal, etc.) of the same financial instrument are executed on the same day and at the same place of transaction, prices and volumes of these transactions should be separately identified in the table above, using as many lines as needed. Do not aggregate or net off transactions.]

[In each case, please specify the currency and the metric for quantity.]

d)	Aggregated information - Aggregated volume - Price

[Please aggregate the volumes of multiple transactions when these transactions:

–

relate to the same financial instrument;

–

are of the same nature;

–

are executed on the same day; and

–are executed at the same place of transaction.] [State the metric for quantity.]

[Provide:

–in the case of a single transaction, the price of the single transaction; and

–

in the case where the volumes of multiple transactions

are aggregated, the weighted average price of the aggregated transactions]

[State the currency]

e)	Date of the transaction	[Date of the particular day of execution of the notified transaction, using the date format: YYYY-MM-DD and please specify the time zone]
f)	Place of the transaction	[Please name the trading venue where the transaction was executed. If the transaction was not executed on any trading venue, please state ‘outside a trading venue’]

Appendix 3

Securities Dealing Request Form

Ryanair Holdings plc

(the “Company”)

Addressee: [Insert Name of Authorising Person]

Position: [Insert Position of Authorising Person]

Nature of the Dealing	Number of securities in Company	Other details	Proposed date of dealing	Approximate value of transaction

[Description of the transaction type (e.g. acquisition; disposal; subscription; option exercise; settling a contract for difference; entry into, or amendment or cancellation of an investment programme or trading plan).]

[If actual number is not known, provide a maximum amount (e.g. “up to 100 ordinary shares” or “up to €1,000 of ordinary shares”).]

[Please include all other relevant details which might reasonably assist the person considering your application for clearance (e.g. transfer will be for no consideration).]

[If you are applying for clearance to enter into, amend or cancel an investment programme or trading plan, please provide full details of the relevant programme or plan or attach a copy of its terms.]

Type of securities: [State the nature of the instrument e.g. a share or a debt instrument of the Company or a derivative or a financial instrument linked to a share or debt instrument of the Company.]
Name of person in whose name dealing will take place (block capitals)
Name of person making request (block capitals)

Address (For correspondence purposes):
Phone Number:	Mobile Phone Number:
Email Address:

I hereby apply for approval for the above proposed dealing. I confirm that I have read and understood the Company’s Code of Dealing and procedures as they apply to me.

By submitting this form, I acknowledge that I will be deemed to have confirmed and agreed that:

●the information included in this form is accurate and complete;
●I am not, to the best of my knowledge and belief, in possession of inside information relating to the Company or any Company securities;
●If I am given clearance to deal and I still wish to deal, I will do so as soon as possible and in any event within three business days (or such shorter period as notified in the response) (provided that none of these days fall within a Closed Period) and will notify the Company Secretary of the Company of any Notifiable Transaction within 1 business day after the date of the notifiable event; and
●If I become aware that I am in possession of inside information before I deal, I will inform the Company Secretary and refrain from dealing.

Signature:	Date: